ARTICLES OF AMENDMENT

                                       TO

             ARTICLES OF INCORPORATION OF NEW WORLD PUBLISHING, INC.

================================================================================

            Pursuant to the provisions of Colorado Business Corporation Act, the undersigned, David Baeza and Bill Cooper, being the Chief Executive Officer and President, and Secretary, respectively, of New World Publishing, Inc., a Colorado corporation (the "Corporation"), do hereby certify as follows:

         1. The name of the Corporation is New World Publishing, Inc.

         2. The Articles of Incorporation of the Corporation are hereby amended to provide for the name change by amending Article I as follows:

                                    ARTICLE I

                                      NAME
                                      ----

The name of the corporation is SONICPORT.COM, INC.

         3. In accordance with Colorado Business Corporation Act, the shareholders of the Corporation adopted and approved the above amendment to the Articles of Incorporation of the Corporation at a special meeting of the Corporation's shareholders held on October 12, 1999.

         4. The number of votes cast for the amendment by the shareholders of the Corporation was sufficient for approval of such amendment by the Corporation's shareholders.

         5. This amendment is to be effective upon filing.


         IN WITNESS WHEREOF, the undersigned have executed this Articles of Amendment as of October___, 1999.


                              /S/ David Baeza
                              --------------------------------------------------
                              David Baeza, Chief Executive Officer and President



                              /S/ Bill Cooper
                              --------------------------------------------------
                              Bill Cooper, Secretary